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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. __)*



                           Drilex International Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  262044 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 262044 10 0                                    PAGE 2 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   DRLX Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4             Delaware, U.S.


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        4,119,207
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6          None

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7          4,119,207
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8           None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9         4,119,207


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11         61.0%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12           PN


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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-----------------------                                  ---------------------
  CUSIP NO. 262044 10 0                                    PAGE 3 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   SCF Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4               Delaware, U.S.


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5         4,119,207
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6           None

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7          4,119,207
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8             None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9          4,119,207


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10          [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11          61.0%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12          PN


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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-----------------------                                  ---------------------
  CUSIP NO. 262044 10 0                                    PAGE 4 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         L.E. Simmons & Associates, Incorporated

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4               Delaware


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5         4,119,207
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6           None

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7          4,119,207
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8             None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9          4,119,207


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10          [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11          61.0%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12          CO


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 262044 10 0                                    PAGE 5 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   L.E. Simmons

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4               U.S.


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5         4,120,207
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6           None

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7          4,120,207
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8             None

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9          4,120,207


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10          [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11          61.0%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12          IN


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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  CUSIP NO. 262044 10 0                                    PAGE 6 OF 11 PAGES
-----------------------                                  ---------------------

ITEM 1.
        Item 1(a)    Name of Issuer:                  Drilex International Inc.
        Item 1(b)    Address of Issuer's              15151 Sommermeyer
                     Principal Executive Offices:     Houston, Texas 77041

ITEM 2.
This statement is being filed on behalf of DRLX Partners, L.P.; SCF Partners, L.P.; L. E. Simmons & Associates, Incorporated; and Mr. L. E. Simmons. See Exhibit A.

        Item 2(a)    Name of Person Filing:           DRLX Partners, L.P.
        Item 2(b)    Address of Principal             c/o SCF Partners, L.P.
                     Business Office:                 6600 Texas Commerce Tower
                                                      Houston, Texas 77002

        Item 2(c)    Citizenship:                     Delaware
        Item 2(d)    Title of Class of Securities:    Common Stock
        Item 2(e)    CUSIP Number:                    262044 10 0

        Item 2(a)    Name of Person Filing:           SCF Partners, L.P.
        Item 2(b)    Address of Principal             6600 Texas Commerce Tower
                     Business Office:                 Houston, Texas 77002

        Item 2(c)    Citizenship:                     Delaware
        Item 2(d)    Title of Class of Securities:    Common Stock
        Item 2(e)    CUSIP Number:                    262044 10 0

        Item 2(a)    Name of Person Filing:           L. E. Simmons &
                                                      Associates, Incorporated
        Item 2(b)    Address of Principal             c/o SCF Partners, L.P.
                     Business Office:                 6600 Texas Commerce Tower
                                                      Houston, Texas  77002

        Item 2(c)    Citizenship:                     Delaware
        Item 2(d)    Title of Class of Securities:    Common Stock
        Item 2(e)    CUSIP Number:                    262044 10 0

        Item 2 (a)   Name of Person Filing:           L. E. Simmons

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  CUSIP NO. 262044 10 0                                    PAGE 7 OF 11 PAGES
-----------------------                                  ---------------------


        Item 2(b)    Address of Principal             c/o SCF Partners, L.P.
                     Business Office:                 6600 Texas Commerce Tower
                                                      Houston, Texas  77002

        Item 2(c)    Citizenship:                     United States
        Item 2(d)    Title of Class of Securities:    Common Stock
        Item 2(e)    CUSIP Number:                    262044 10 0


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:


                     (a)   [ ]      Broker or dealer registered under Section 15
                                    of the Act

                     (b)   [ ]      Bank as defined in section 3(a)(6) of the
                                    Act

                     (c)   [ ]      Insurance Company as defined in section
                                    3(a)(19) of the Act

                     (d)   [ ]      Investment Company registered under section
                                    8 of the Investment Company Act

                     (e)   [ ]      Investment Adviser registered under section
                                    203 of the Investment Advisers Act of 1940

                     (f)   [ ]      Employee Benefit Plan, Pension Fund which is
                                    subject to the provisions of the Employee
                                    Retirement Income Security Act of 1974 or
                                    Endowment Fund; see (S) 240.13d-
                                    1(b)(1)(ii)(F)

                     (g)    [ ]     Parent Holding Company, in accordance with
                                    (S) 240.13d-1(b)(ii)(G) (Note: See Item 7)

                     (h)    [ ]     Group, in accordance with (S) 240.13d-
                                    1(b)(1)(ii)(H)

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  CUSIP NO. 262044 10 0                                    PAGE 8 OF 11 PAGES
-----------------------                                  ---------------------



ITEM 4.         OWNERSHIP

                For DRLX Partners, L.P.:

                (a)  Amount Beneficially Owned:  4,119,207

                (b)Percent of Class:  61.0%

                (c)  Number of shares as to which such person has:

                     (i)  Sole power to vote or to direct the vote:    4,119,207

                     (ii) Shared power to vote or to direct the vote:  None

                     (iii) Sole power to dispose or to direct the
                           disposition of:                             4,119,207

                     (iv)  Shared power to dispose or to direct the
                           disposition:                                None

                For SCF Partners, L.P.: The Amount Beneficially Owned being reported by SCF Partners, L.P. includes all 4,119,207 shares owned by DRLX Partners, L.P., a limited partnership, which SCF Partners, L.P., as its general partner, may be deemed, indirectly, to have ownership, and the power to vote and to dispose of such shares.

                (a)  Amount Beneficially Owned:  4,119,207

                (b)Percent of Class:  61.0%

                (c)  Number of shares as to which such person has:

                     (i)  Sole power to vote or to direct the vote:    4,119,207

                     (ii)  Shared power to vote or to direct the vote: None

                     (iii) Sole power to dispose or to direct the
                           disposition of:                             4,119,207

                     (iv)  Shared power to dispose or to direct the
                           disposition:                                None

                For L. E. Simmons & Associates, Incorporated: The Amount Beneficially Owned being reported by L. E. Simmons & Associates, Incorporated includes all 4,119,207 shares owned by DRLX Partners, L.P. L. E. Simmons & Associates, Incorporated is the general partner of SCF Partners, L.P. which is the general partner of DRLX Partners, L.P., and, as such may be deemed, indirectly, to have ownership, and the power to vote and to dispose of such shares.

                (a)  Amount Beneficially Owned:  4,119,207

                (b)Percent of Class:  61.0%

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  CUSIP NO. 262044 10 0                                    PAGE 9 OF 11 PAGES
-----------------------                                  ---------------------


                (c)  Number of shares as to which such person has:

                     (i)  Sole power to vote or to direct the vote:    4,119,207

                     (ii)  Shared power to vote or to direct the vote: None

                     (iii) Sole power to dispose or to direct the
                           disposition of:                             4,119,207

                     (iv)  Shared power to dispose or to direct the
                           disposition:                                None

                For L. E. Simmons: The Amount Beneficially Owned being reported by Mr. Simmons includes (i) all 4,119,207 shares owned by DRLX Partners, L.P., of which SCF Partners, L.P. is the general partner, of which L. E. Simmons & Associates, Incorporated is the general partner, of which Mr. Simmons is the President and sole stockholder, and, as such he may be deemed, indirectly, to have ownership, and the power to vote and to dispose of such shares and (ii) 1,000 shares owned directly by Mr. Simmons.

                (a)  Amount Beneficially Owned:  4,120,207

                (b)  Percent of Class:  61.0%

                (c)  Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote:   4,120,207

                     (ii)  Shared power to vote or to direct the vote: None

                     (iii) Sole power to dispose or to direct the
                           disposition of:                             4,120,207

                     (iv)  Shared power to dispose or to direct the
                           disposition:                                None

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not Applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not Applicable

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  CUSIP NO. 262044 10 0                                    PAGE 10 OF 11 PAGES
-----------------------                                  ---------------------


ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                Not Applicable

ITEM 10.        CERTIFICATION

                Not Applicable

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  CUSIP NO. 262044 10 0                                    PAGE 11 OF 11 PAGES
-----------------------                                  ---------------------


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 11, 1997

                    DRLX Partners, L.P.
                    By:  SCF Partners, L.P., its general partner
                         By: L. E. Simmons & Associates, Incorporated, its
                             general partner


                             By: /s/ L. E. SIMMONS
                                -------------------------------------------
                                L. E. Simmons
                                President

                    SCF Partners, L.P.
                    By: L. E. Simmons & Associates, Incorporated, its general
                        partner


                        By: /s/ L. E. SIMMONS
                           ------------------------------------------------
                           L. E. Simmons
                           President

                    L. E. Simmons & Associates, Incorporated


                    By: /s/ L. E. SIMMONS
                       ----------------------------------------------------
                       L. E. Simmons
                       President

                             /s/ L. E. SIMMONS
                    -------------------------------------------------------
                                 L. E. Simmons